EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 29, 2008, is by and among ORTHOFIX HOLDINGS, INC., a Delaware corporation (the “Borrower”), ORTHOFIX INTERNATIONAL N.V., a Netherlands Antilles corporation (the “Company”), COLGATE MEDICAL LIMITED, a company formed under the laws of England and Wales (“Colgate”), VICTORY MEDICAL LIMITED, a company formed under the laws of England and Wales (“Victory”), SWIFTSURE MEDICAL LIMITED, a company formed under the laws of England and Wales (“Swiftsure”), ORTHOFIX UK LTD, a company formed under the laws of England and Wales (“UK Ltd”), the Domestic Subsidiaries of the Company party hereto (together with Swiftsure and UK Ltd, each a “Subsidiary Guarantor” and, taken together with the Company, Colgate and Victory, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of September 22, 2006 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested the Required Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1           New Definitions.  The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Canadian Dollars” or “CAD” shall mean dollars in the lawful currency of Canada.

“Discretionary Issuing Lender” shall have the meaning set forth in Section 2.3(k).

“Dollar Equivalent” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount in Foreign Currency or an amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined by the Administrative Agent as of the most recent Revaluation Date) applicable to such Foreign Currency.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Euro” and “EUR” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“First Amendment Effective Date” shall mean September 29, 2008.

“Foreign Currency” shall mean any of the following:  (a) Euro, Sterling and Canadian Dollars and (b) any other currency that is freely tradable and convertible into Dollars that is approved by the applicable Issuing Lender and the Administrative Agent.

“Foreign Currency Letter of Credit” shall have the meaning set forth in Section 2.3(j).

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Product Commercialization Investment” shall mean amounts incurred and paid during the Borrower’s fiscal years 2008 and 2009 in connection with (i) the Credit Parties’ collaborative agreement with Musculoskeletal Transplant Foundation (“MTF”) to develop and commercialize a stem cell-based bone growth biologic matrix and (ii) the Credit Parties’ acquisition from Intelligent Implant Systems, LLC (“IIS”) of intellectual property and related technology related to a spinal fixation system and research and development functions IIS continues to perform related to such intellectual property and related technology pursuant to that certain Technology Transfer and Development Agreement.

“Revaluation Date” shall mean each of the following:  (a) each date a Loan is borrowed or a Letter of Credit is issued; (b) each date there is a drawing under any Foreign Currency Letter of Credit; (c) the last Business Day of each calendar month; and (d) such additional dates as the Administrative Agent, the Issuing Lender, the Required Lenders or the Borrower shall specify.

“Ratings” shall mean, as of any date of determination, the corporate credit rating as determined by S&P or the corporate family rating as determined by Moody’s, as applicable, of the Borrower.

“Spot Rate” for any Foreign Currency on any Revaluation Date shall mean the rate determined by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such Foreign Currency with Dollars through its principal foreign exchange trading office on such Revaluation Date; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such Foreign Currency; and provided, further, that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Foreign Currency Letter of Credit.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

1.1           Existing Definitions.  The following existing definitions set forth in Section 1.1 are hereby amended and restated in their entirety to read as follows:

“Applicable Percentage” shall mean:

(a)           Revolving Loans.  With respect to Revolving Loans, for any day, the rate per annum set forth in the Revolving Pricing Grid opposite the applicable Revolving Pricing Grid Level then in effect, it being understood that the Applicable Percentage for (i) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth in the Revolving Pricing Grid under the column “Alternate Base Rate Margin for Revolving Loans”, (ii) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth in the Revolving Pricing Grid under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (iii) the Letter of Credit Fee shall be the percentage set forth in the Revolving Pricing Grid under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, and (iv) the Commitment Fee shall be the percentage set forth in the Revolving Pricing Grid under the column “Commitment Fee”

Revolving Pricing Grid

Revolving Pricing Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Commitment Fee
I	≥ 3.25 to 1.0	3.50%	4.50%	0.50%
II	≥ 2.50 to 1.0 but < 3.25 to 1.0	3.25%	4.25%	0.375%
III	≥ 1.75 to 1.0 but < 2.50 to 1.0	3.00%	4.00%	0.375%
IV	< 1.75 to 1.0	2.75%	3.75%	0.25%

The Applicable Percentage for Revolving Loans shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), (b) and (c) and Section 5.2(b) (each, an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  The Applicable Percentages on and after the First Amendment Effective Date shall be based on Revolving Pricing Level I until the first Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(b) for the quarter ended September 30, 2008.  If the Borrower shall fail to provide the annual and quarterly financial information and certifications in accordance with the provisions of Sections 5.1(a), (b) and (c) and Section 5.2(b), the Applicable Percentage for Revolving Loans from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Revolving Pricing Level I until such time as such information and certifications are provided, whereupon the Revolving Pricing Level shall be determined by the then current Leverage Ratio.  In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 after September 29, 2008 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for Revolving Loans for any period (an “Applicable Period”) than the Applicable Percentage for Revolving Loans applied for such Applicable Period, the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Revolving Loans for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Revolving Loans for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.9 and 7.1.

(b)           Term Loans.  With respect to Term Loans, the rate per annum set forth in the Term Loan Pricing Grid opposite the applicable Term Loan Pricing Level then in effect, it being understood that the Applicable Percentage for (i) Term Loans that are Alternate Base Rate Loans shall be the percentage set forth in the Term Loan Pricing Grid under the column “Alternate Base Rate Margin for Term Loans” and (ii) Term Loans that are LIBOR Rate Loans shall be the percentage set forth in the Term Loan Pricing Grid under the column “LIBOR Rate Margin for Term Loans”:

Term Loan Pricing Grid

Term Loan Pricing Level	Ratings of the Borrower	Alternate Base Rate Margin for Term Loans	LIBOR Rate Margin for Term Loans
I	> BB from S&P and > Ba3 from Moody’s	3.00%	4.00%
II	Any Rating combination from Moody’s and S&P not satisfying the Ratings requirements of Term Loan Pricing Level I or Term Loan Pricing Level III	3.50%	4.50%
III	< B+ from S&P and < B2 from Moody’s	4.00%	5.00%

Notwithstanding the above, with respect to the Applicable Percentage for Term Loans, if at any time the Borrower is not rated by S&P and Moody’s, Term Loan Pricing Level III will apply.  The Applicable Percentage for Term Loans shall, in each case, be determined on the First Amendment Effective Date and shall be adjusted thereafter on any date (each a “Calculation Date”) on which there is a change in the Borrower’s Ratings.  Each determination of the Applicable Percentage for Term Loans shall be effective from one Calculation Date until the next Calculation Date.  The Borrower shall promptly deliver to the Administrative Agent information regarding any change in the Borrower’s Ratings that would change the existing Term Loan Pricing Level pursuant to the preceding sentence.

“Consolidated EBITDA” shall mean, for any applicable period of computation, the sum of (a) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss, plus (b) to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) the aggregate amount of depreciation and amortization charges for such period, plus (ii) Consolidated Interest Expense for such period, plus (iii) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Company and its Subsidiaries for such period plus (iv) non-cash charges related to Hedging Agreements plus (v) non-cash expenses resulting from the grant of stock options to any director, officer or employee of any Credit Party or any Subsidiary pursuant to a written plan or agreement plus (vi) fees and expenses associated with Permitted Acquisitions to the extent such fees and expenses do not exceed $8,000,000 during the term of this Agreement plus (vii) other non-cash charges (excluding non-cash charges relating to accounts receivable and inventories and excluding reserves or accruals for future cash charges) in an aggregate amount not to exceed $8,000,000 per year) plus (viii) fees and expenses associated with the Acquisition and the closing of this Credit Agreement in an aggregate amount not to exceed $12,500,000 plus (ix) certain one-time termination costs incurred in connection with the termination of the Medtronic Services Agreement in an aggregate amount not to exceed $6,100,000 plus (x) non-cash charges with respect to the write-off of research and development expenses and inventory step-ups related to the Acquisition and the purchase accounting treatment thereof plus (xi) non-recurring cash charges relating to strategic initiatives to sell assets and for relocations incurred and paid in fiscal year 2008 in an aggregate amount not to exceed $6,500,000 plus (xii) goodwill and other intangible asset impairment charges relating to the Acquisition for such period plus (xiii) research and development charges paid during such period relating to the Product Commercialization Investment in an aggregate amount not to exceed $13,500,000 during the term of this Agreement minus (c) non-cash gains related to Hedging Agreements.

“Excess Cash Flow” shall mean, with respect to any fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2007, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures paid in cash for such period minus (c) Scheduled Funded Debt Payments made during such period minus (d) Consolidated Interest Expense paid in cash (excluding any Consolidated Interest Expense associated with intercompany Indebtedness) for such period minus (e) amounts paid in respect of federal, state, local and foreign income taxes of the Company and its Subsidiaries with respect to such period minus (f) increases in Consolidated Working Capital plus (g) decreases in Consolidated Working Capital minus (h) optional prepayments of Revolving Loans (to the extent accompanied by a corresponding reduction of the Revolving Committed Amount) and the Term Loan made pursuant to Section 2.7(a) minus (i) except to the extent financed with the proceeds from the incurrence of Indebtedness or any Equity Issuance, the amount of any cash consideration paid in connection with any Permitted Acquisition during such period minus (j) to the extent included in the calculation of Consolidated EBITDA for such period (i) research and development charges paid in cash during such period relating to the Product Commercialization Investment in an aggregate amount not to exceed $13,500,000 during the term of this Agreement, (ii) amounts paid in cash for such period, to the extent capitalized, relating to the licensing, commercialization, development, marketing and distribution of orthopedic products, and (iii) non-recurring cash charges relating to strategic initiatives to sell assets and for relocations incurred and paid in the fiscal year 2008 in an aggregate amount not to exceed $6,500,000.

“Issuing Lender” shall mean (a) with respect to any Letter of Credit denominated in Dollars, Wachovia and (b) with respect to any Letter of Credit denominated in a Foreign Currency, Wachovia or a Discretionary Issuing Lender.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time.  A Letter of Credit may be issued in Dollars or in a Foreign Currency, in accordance with Section 2.3.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected. Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall in no event be less than 3.00% at any time.

“LOC Obligations” shall mean, at any date of determination, the Dollar Equivalent of the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

1.2           Amendment to Definition of Funded Debt.  Clause (f) of the definition of Funded Debt set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f)            all net payment obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP,

1.3           Amendment to Definition of Permitted Investments.  The definition of Permitted Investments set forth in Section 1.1 of the Credit Agreement is hereby amended by (1) inserting a new clause (n) and (2) changing the existing clause (n) to be clause (o), in each case to read as follows:

(n)           Investments relating to the licensing, commercialization, development, marketing and distribution of orthopedic products (including Investments in joint ventures entered into in connection with the licensing, commercialization, development, marketing and distribution of orthopedic products), to the extent capitalized, in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower;

(o)           additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made pursuant to this clause o shall not exceed an aggregate amount of $5,000,000.

1.4           Amendment to Definition of Permitted Liens.  The definition of Permitted Liens set forth in Section 1.1 of the Credit Agreement is hereby amended by adding the following clause (m) to the end of such definition and making the appropriate punctuation and grammatical changes thereto as follows:

(m)           other Liens in an aggregate amount not to exceed $5,000,000 at any time outstanding.

1.5           Amendment to Article I.  Article I is amended by adding a new Section 1.4 to the end of such Article to read as follows:

1.4           Foreign Currency.

(a)           The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and outstanding LOC Obligations denominated in Foreign Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)           At the Borrower’s request, the Administrative Agent shall advise the Borrower of the outstanding LOC Obligations as of the last Revaluation Date.

1.6           Amendment to Section 2.1(f)(vii).  Section 2.1(f)(vii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vii)         if the interest rate margin applicable to such Revolver Increase (taking into account upfront fees payable to the Lenders making such Revolver Increase or any original issue discount thereon) would be more than the Applicable Percentage for the existing Revolving Loans, then the Applicable Percentage on the existing Revolving Loans shall be increased and/or additional fees will be paid to the existing Revolving Lenders to the extent necessary so that the interest rate margin applicable to such Revolver Increase (taking into account upfront fees payable to the Lenders making such Revolver Increase or any original issue discount thereon) is equal to the Applicable Percentage on the existing Revolving Loans, and

1.7           Amendment to Section 2.2(e)(x).  Section 2.2(e)(x) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(x)           the interest rate margin applicable to such Incremental Term Facility (taking into account upfront fees payable to the Lenders making such Incremental Term Facility or any original issue discount thereon) may be higher than the then-current interest rate margin on the existing Term Loans, but by no more than 0.25% (it being understood that the existing Term Loan pricing will be increased and/or additional fees will be paid to existing Term Loan Lenders to the extent necessary to satisfy such requirement),

1.8           Amendment to Section 2.3(a).  Section 2.3(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)           Issuance.  Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or, subject to Section 2.3(j), in a Foreign Currency and (iv) Letters of Credit shall be issued for any lawful corporate purpose and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs.  Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time at the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Revolver Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Any Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 (or such lesser amount as approved by the Issuing Lender).  Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date.  In the event and to the extent that the provisions of any LOC Document shall conflict with this Agreement, the provisions of this Agreement shall govern.  The Issuing Lender shall make any Letter of Credit issued hereunder available to the Borrower at its office referred to in Section 9.2 or as otherwise agreed with the Borrower in connection with such issuance.

1.9           Amendment to Section 2.3.  Section 2.3 of the Credit Agreement is hereby amended by adding the following new subsections (j) and (k) to the end of such section to read as follows:

(j)           The Borrower may request, and the applicable Issuing Lender may issue, Letters of Credit denominated in any Foreign Currency (any such Letter of Credit, a “Foreign Currency Letter of Credit”), subject to the following provisions:

(i)         all provisions of Section 2.3 shall be satisfied with respect to such Foreign Currency Letter of Credit;

(ii)        any drawing under any Foreign Currency Letter of Credit shall be deemed to be a drawing under a Letter of Credit hereunder in Dollars in an amount equal to the Dollar Equivalent of such drawing, and such drawing shall be reimbursed or repaid with Revolving Loans as provided in Sections 2.3(d) and (e) hereof as if such drawing had been made in Dollars in an amount equal to the Dollar Equivalent of such drawing;

(iii)       for purposes of determining the LOC Obligations attributable to the Foreign Currency Letters of Credit at any time, such LOC Obligations shall be equal to the sum of (A) the maximum Dollar Equivalent which is, or at any time thereafter may become, available to be drawn under the Foreign Currency Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in all such Foreign Currency Letters of Credit plus (B) the aggregate Dollar Equivalent of all drawings under the Foreign Currency Letters of Credit honored by the Issuing Lender but not theretofore reimbursed;

(iv)        the obligation of the Borrower to reimburse the Issuing Lender for each drawing under such Foreign Currency Letter of Credit shall be absolute, unconditional and irrevocable under all circumstances, including, without limitation, any adverse change in the relevant exchange rates or in the availability of any such Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;

(v)         within five days of demand thereof by the applicable Discretionary Issuing Lender, the Borrower shall reimburse the applicable Discretionary Issuing Lender of any Foreign Currency Letter of Credit, for any costs, expenses, losses or liabilities (including foreign currency exchange costs and losses) incurred by such Discretionary Issuing Lender in connection with any drawing under such Foreign Currency Letter of Credit and the reimbursement of such drawing in Dollars rather than the applicable Foreign Currency, including, without limitation, any costs, expenses, losses or liabilities resulting from the determination of the Spot Rate two Business Days prior to the date a drawing under such Foreign Currency Letter of Credit is reimbursed; and

(vi)        any request for a Letter of Credit in a currency other than Dollars shall be made to the Administrative Agent and the applicable Issuing Lender not later than 11:00 a.m. five (5) Business Days prior to the date of the desired L/C Credit Extension (or such earlier date as may be agreed by the Administrative Agent and the applicable Issuing Lender in their sole discretion).  The Administrative Agent and the applicable Issuing Lender shall promptly notify the Borrower of the response to any request pursuant to this Section.

(k)           Any Lender with a Revolving Commitment may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent) and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and in such Lender’s sole discretion, agree to issue one or more Foreign Currency Letters of Credit for the account of the Borrower (in such capacity, a “Discretionary Issuing Lender”) on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the Issuing Lender hereunder; provided, however, there shall be no more than two (2) Discretionary Issuing Lenders any time.  With respect to each of the Foreign Currency Letters of Credit issued (or to be issued) thereby, each of the Discretionary Issuing Lenders shall have all of the same rights and obligations under and in respect of this Agreement and the other Credit Documents, and shall be entitled to all of the same benefits as are afforded to the Issuing Lender with respect to U.S. Letters of Credit hereunder and thereunder.  The Administrative Agent shall promptly notify each of the Lenders with a Revolving Commitment of the appointment of any Discretionary Issuing Lender.  Each Discretionary Issuing Lender shall (i) prior to the issuance, renewal or extension of any Foreign Currency Letter of Credit, receive written confirmation from the Administrative Agent that such issuance, renewal or extension meets the requirements set forth in Section 2.3(a), (ii) provide to the Administrative Agent, upon the issuance, renewal or extension of any Foreign Currency Letter of Credit and on a monthly basis, a report that details the activity with respect to each Foreign Currency Letter of Credit issued by such Discretionary Issuing Lender (including an indication of the maximum amount then in effect with respect to each such Foreign Currency Letter of Credit) and (iii) upon the Administrative Agent’s request, any other documentation relating to any such Foreign Currency Letter of Credit (including, without limitation, a copy of such Foreign Currency Letter of Credit).

1.10         Amendment to Section 2.7(b)(ii).  Section 2.7(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii)           Asset Dispositions. The Borrower shall prepay the Loans and cash collateralize the outstanding LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds derived from Asset Dispositions during any fiscal year in excess of $500,000 (such prepayment to be applied as set forth in clause (vi) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent promptly following such Asset Disposition a certificate stating that it or the Company or any Subsidiary intends to use such Net Cash Proceeds to acquire like assets used in the business of the Borrower and its Subsidiaries within 180 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and cash collateralize the outstanding LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (vi) below); provided, further that, notwithstanding anything herein to the contrary, if after giving effect to such Asset Disposition on a Pro Forma Basis, the Leverage Ratio of the Credit Parties and their Subsidiaries is higher than the Leverage Ratio of the Credit Parties and their Subsidiaries immediately prior to such Asset Disposition (the “Prior Leverage Ratio”), the Borrower shall immediately prepay the Loans and cash collateralize the outstanding LOC Obligations in an aggregate amount to cause the Leverage Ratio of the Credit Parties and their Subsidiaries to be equal to or less than the Prior Leverage Ratio;

1.11         Amendment to Section 5.7.  Section 5.7 of the Credit Agreement is hereby amended by inserting new clause (j) to read as follows:

(j)           Ratings Changes.  Upon any change in its Ratings, the Borrower shall promptly deliver such information to the Administrative Agent.

1.12         Amendment to Section 5.9.  Section 5.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)           Leverage Ratio.  The Leverage Ratio, as of the last day of each fiscal quarter of the Company occurring during the periods indicated below, shall be less than or equal to the following:

Period	Ratio
Closing Date through June 30, 2007	4.25 to 1.0
July 1, 2007 through December 31, 2007	4.00 to 1.0
January 1, 2008 through June 30, 2008	3.75 to 1.0
July 1, 2008 through June 30, 2009	4.00 to 1.0
July 1, 2009 through September 30, 2009	3.50 to 1.0
October 1, 2009 through December 31, 2009	3.25 to 1.0
January 1, 2010 through March 31, 2010	2.85 to 1.0
April 1, 2010 through June 30, 2010	2.75 to 1.0
July 1, 2010 and thereafter	2.50 to 1.0

1.13         Amendment to Section 6.1.  Section 6.1 of the Credit Agreement is hereby amended by (1) inserting new clauses (j) and (k) and (2) changing existing clause (j) to be clause (l), in each case to read as follows:

(j)            secured Indebtedness of the Company and its Subsidiaries which does not exceed $5,000,000 at any time outstanding;

(k)           Indebtedness established and issued collectively by Unicredit BABK, Banco Popolare di Verona and Banco of Brescia, in favor of Orthofix SRL/DMO, in a maximum principal amount at any time outstanding of €10,000,000 and renewals, refinancings or extensions thereof in a principal amount not in excess of €10,000,000; and

(l)            other unsecured Indebtedness of the Company and its Subsidiaries which does not exceed $10,000,000 in the aggregate at any time outstanding.

1.14         Amendment to Section 6.4.  Section 6.4 of the Credit Agreement is hereby amended by (1) amending and restating Section 6.4(a)(ix) in its entirety and (2) amending and restating the first proviso at the end of Section 6.4(a), in each case to read as follows:

(ix)           the sale, lease, transfer or other disposition of property or assets not to exceed $25,000,000 in the aggregate in any fiscal year and $60,000,000 in the aggregate during the term of this Agreement; provided, that, with respect to any sale, lease, transfer or other disposition of property or assets in excess of $5,000,000, the Credit Parties shall demonstrate, to the reasonable satisfaction of the Administrative Agent, that after giving effect to such sale, lease, transfer or other disposition on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9;

provided, that (1) in the case of clauses (i), (ii), (iii) and (vii) above, at least 75% of the consideration received therefore by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents and (2) in the case of clause (ix) above, (y) for any sale, lease, transfer, or other disposition of property or assets not to exceed $5,000,000 in the aggregate in any fiscal year, at least 50% of the consideration received therefore by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents and (z) for any other sale, lease, transfer or other disposition of property or assets permitted under clause (ix) above, at least 75% of the consideration received therefore by the Borrower or any other Credit Party is in the form of cash or Cash Equivalents,

1.15         Amendment to Article IX.  Article IX of the Credit Agreement is hereby amended by adding a new Section 9.22 to the end of such Article to read as follows:

Section 9.22     Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent, the applicable Issuing Lender or other applicable Lender could purchase the first currency with such other currency on the London market at 11:00 A.M. London time on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to Administrative Agent, the applicable Issuing Lender or other applicable Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the applicable Issuing Lender or other applicable Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the applicable Issuing Lender or other applicable Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the applicable Issuing Lender or other applicable Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the applicable Issuing Lender or other applicable Lender against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the applicable Issuing Lender or other applicable Lender in such currency, the Administrative Agent, the applicable Issuing Lender or other applicable Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

1.16         Amendment to Schedule 3.3.  Schedule 3.3 of the Credit Agreement is hereby amended by adding the items on Exhibit B hereto to such Schedule.

1.17         Amendment to Schedule 6.1.  Schedule 6.1 of the Credit Agreement is hereby amended by deleting the following reference from such schedule:

Orthofix SRL/DMO

(a)           Available line of credit established and issued collectively by Unicredit BABK, Banco Popolare di Verona and Banco of Brescia, in favor of Orthofix SRL/DMO, in a maximum principal amount at any time outstanding of €6,800,000.  This line of credit is renewed each April.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1           Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a)           Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

(b)           Executed Consents.  The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto, from the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf.  The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Required Lenders have been obtained.

(c)           Default.  After giving effect to this Amendment, no Default or Event of Default shall exist.

(d)           Fees and Expenses.  The Administrative Agent shall have received from the Borrower, on behalf of each Lender that executes and delivers a Lender Consent to the Administrative Agent by 4 p.m. (Charlotte, NC time) on September 25, an amendment fee in an amount equal to 50 basis points on (i) the aggregate Revolving Commitments of such approving Revolving Lenders and (ii) the outstanding principal amount of the Term Loan held by such approving Term Loan Lenders.

ARTICLE III
MISCELLANEOUS

3.1           Amended Terms.  On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2           Representations and Warranties of Credit Parties.  Each of the Credit Parties represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)           The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)           After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)            The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)           The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3           Reaffirmation of Credit Party Obligations.  Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4           Credit Document.  This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

3.5           Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6           Further Assurances.  The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

3.7           Entirety.  This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8           Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9           No Actions, Claims, Etc.  As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act, under this Credit Agreement on or prior to the date hereof.

3.10         GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

3.11         Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12         General Release.  In consideration of the Administrative Agent, on behalf of the Lenders, entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof.

3.13         Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	ORTHOFIX HOLDINGS, INC.,
a Delaware corporation

By: /s/ Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: President

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GUARANTORS:	ORTHOFIX INTERNATIONAL N.V.,
a Netherlands Antilles corporation

By: /s/ Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Group President and Chief Executive Officer

[Signature Pages Continue]

COLGATE MEDICAL LIMITED,
a company formed under the laws of England and Wales

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Director

[Signature Pages Continue]

VICTORY MEDICAL LIMITED,
a company formed under the laws of England and Wales

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Director

[Signature Pages Continue]

ORTHOFIX INC.,
a Minnesota corporation

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Chief Executive Officer

[Signature Pages Continue]

BREG INC.,
a California corporation

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Chief Executive Officer

[Signature Pages Continue]

ORTHOFIX US LLC,
a Delaware limited liability company

By:	ORTHOFIX UK LTD,
Sole Member

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Director of Orthofix UK Ltd

[Signature Pages Continue]

AMEI TECHNOLOGIES INC.,
a Delaware corporation

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: President

[Signature Pages Continue]

NEOMEDICS, INC., a New Jersey corporation

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: President

[Signature Pages Continue]

OSTEOGENICS INC., a Delaware corporation

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: President

[Signature Pages Continue]

BLACKSTONE MEDICAL, INC.,
a Massachusetts corporation

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Chief Executive Officer

[Signature Pages Continue]

SWIFTSURE MEDICAL LIMITED,
a company formed under the laws of England and Wales

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Director

[Signature Pages Continue]

ORTHOFIX UK LTD,
a company formed under the laws of England and Wales

By: Alan W. Milinazzo
Name: Alan W. Milinazzo
Title: Director

[Signature Pages Continue]

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Required Lenders

By: /s/ Scott Santa Cruz
Name: Scott Santa Cruz
Title: Director